Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

between

WESTPAC BANKING CORPORATION

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Indenture Trustee

Dated as of November 16, 2011

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of November 16, 2011 (the “First Supplemental Indenture”), between WESTPAC BANKING CORPORATION (ABN 33 007 457 141), a company incorporated in the Commonwealth of Australia under the Corporations Act 2001 of Australia and registered in New South Wales (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee, Transfer Agent, Paying Agent and Calculation Agent, each as defined in the Base Indenture (as defined herein).

RECITALS:

WHEREAS, the Company and the Trustee, the Transfer Agent, the Paying Agent and the Calculation Agent are parties to an Indenture, dated as of March 2, 2011 (the “Base Indenture”), relating to the issuance from time to time by the Company of Notes as therein provided;

WHEREAS, Section 8.01(e) of the Base Indenture provides that the Company may enter into a supplemental indenture to change or eliminate any of the provisions of the Base Indenture affecting only Notes not yet issued;

WHEREAS, the Company deems it advisable to enter into this First Supplemental Indenture for the purpose of amending and supplementing certain provisions of the Base Indenture; and

WHEREAS, all conditions and requirements of the Base Indenture necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01          General Definitions.  For purposes of this First Supplemental Indenture:

(a)           Capitalized terms used herein without definition shall have the meanings specified in the Base Indenture;

(b)           All references to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of the Base Indenture; and

(c)           The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE II

AMENDMENTS TO BASE INDENTURE

Section 2.01          Amendment to Section 2.05.  With respect to Notes established after the execution and delivery of this First Supplemental Indenture, Section 2.05 of the Base Indenture is hereby replaced in its entirety by the following:

“Redemption for Taxation.  The Company may, at its option, redeem all, but not less than all, of the Notes of a series:

(a) if there is a change in or any amendment to the laws or regulations:

(i)                                     of Australia, or any political subdivision or taxing authority thereof or therein, or

(ii)                                  in the event of the assumption pursuant to Section 4.01 hereof of the obligations of the Company hereunder by an entity organized under the laws of a country other than Australia or a political subdivision of a country other than Australia, of Australia or the country in which such entity is organized or resident or deemed resident for tax purposes or any political subdivision or taxing authority thereof or therein, or

(b) if there is a change in any application or interpretation of those laws or regulations,

which change or amendment becomes effective,

(x)                                 with respect to taxes imposed by Australia or any political subdivision or taxing authority thereof or therein, on or after the date the Company originally issued the Notes to be redeemed, or

(y)                                 in the event of the assumption pursuant to Section 4.01 hereof of the obligations of the Company hereunder by an entity organized under the laws of a country other than Australia or a political subdivision of a country other than Australia, with respect to taxes imposed by a non-Australian jurisdiction, on or after the date of the transaction resulting in such assumption, and, in each case, as a result of such change or amendment the Company (1) is or will become obligated to pay any Additional Amounts on such Notes, pursuant to Section 3.13 hereof (provided that the Company provides to the Indenture Trustee an opinion of independent legal advisors of recognized standing to the effect that the Company is or will become obligated to pay such Additional Amounts on such Notes as a result of such change or amendment) or (2) the Company would not be entitled to claim a deduction in respect of (A) any payments of interest or Additional Amounts or (B) any original issue discount on such Notes in computing its taxation liabilities.

Before the Company may redeem any Notes pursuant to this Section 2.05, it must give the Holders of those Notes at least thirty (30) days’ written notice and not more than sixty (60) days’ written notice of its intention to redeem those Notes, provided that if the earliest date on which (i) the Company will be obligated to pay any Additional Amounts, or (ii) the Company would not be entitled to claim a deduction in respect of any payments on Notes in computing its taxation liabilities, will occur earlier than forty-five (45) days after the relevant change or amendment to the applicable laws, regulations, determinations or guidelines, the Company may give less than thirty (30) days’ written notice provided it gives such notice as soon as practicable in all the circumstances.

The Redemption Price for Notes to be redeemed shall equal 100% of the principal amount of the Notes to be redeemed plus accrued but unpaid interest to but excluding the date of redemption. However, if any Notes that will be redeemed are outstanding Discount Notes, such Notes can be redeemed at the Redemption Price calculated in accordance with the terms thereof.

If, however, within sixty (60) days of the event causing the Company to become liable to pay Additional Amounts on any Notes, the Company can avoid its obligation to pay Additional Amounts on such Notes by filing a form, making an election or taking some similar reasonable measure, that in the Company’s sole judgment will not be adverse to the Company and will involve no material cost to the Company, it will pursue that measure instead of redeeming such Notes.”

Section 2.02          Amendment to Section 3.13.  With respect to Notes established after the execution and delivery of this First Supplemental Indenture, Section 3.13 of the Base Indenture is hereby replaced in its entirety by the following:

“(a)         Unless the applicable Supplement provides otherwise, the Company will pay all amounts that it is required to pay on the Notes without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or other governmental charges (“Taxes”) imposed or levied by or on behalf of Australia or any political subdivision or taxing authority thereof or therein, unless such withholding or deduction is required by law.  If that were to occur, the Company will pay such additional amounts (the “Additional Amounts”) so that the net amounts received by a Holder of such Note, after such withholding or deduction, will equal the amounts that such Holder would have received on such Note if such withholding or deduction had not been required; provided that no Additional Amounts shall be payable for or on account of:

(i)            any tax, duty, assessment or other governmental charge that would not have been imposed but for the fact that the Holder or beneficial owner of such Note was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, Australia or any political subdivision or taxing authority thereof or therein or otherwise had some connection with Australia or any political subdivision or taxing authority thereof or therein other than merely holding such Note or receiving payments under such Note;

(ii)           any tax, duty, assessment or other governmental charge that would not have been imposed but for the fact that the Holder of such Note presented such Note for payment in Australia, unless the Holder was required to present such Note for payment and it could not have been presented for payment anywhere else;

(iii)          any tax, duty, assessment or other governmental charge that would not have been imposed but for the fact that the Holder of such Note presented such Note for payment more than thirty (30) days after the date such payment became due and was provided for, whichever is later, except to the extent that the Holder would have been entitled to the Additional Amounts on presenting such Note for payment on any day during that thirty (30) day period;

(iv)          any estate, inheritance, gift, sale, transfer, personal property or similar tax, duty, assessment or other governmental charge;

(v)           any tax, duty, assessment or other governmental charge which is payable otherwise than by withholding or deduction;

(vi)          any tax, duty, assessment or other governmental charge that would not have been imposed if the Holder or beneficial owner of such Note  complied with the Company’s request to provide information concerning his, her or its nationality, residence or identity or to make a declaration, claim or filing or satisfy any requirement for information or reporting that is required to establish the eligibility of the Holder or beneficial owner of such Note to receive the relevant payment without (or at a reduced rate of) withholding or deduction for or on account of any such tax, duty, assessment or other governmental charge;

(vii)         any tax, duty, assessment or other governmental charge that would not have been imposed but for the Holder or beneficial owner of such Note being our Offshore Associate (other than in the capacity of a clearing house, paying agent, custodian, funds manager or responsible entity of a registered managed investment scheme under the Australian Corporations Act);

(viii)        any tax, duty, assessment or other governmental charge that is imposed or withheld as a consequence of a determination having been made under Part IVA of the Australian Tax Act (or any modification thereof or provision substituted therefore) by the Australian Commissioner of Taxation that such tax, duty, assessment or other governmental charge is payable in circumstances where the Holder or beneficial owner of such Note is a party to or participated in a scheme to avoid such tax which the Company was not a party to;

(ix)          any tax, duty, assessment or other governmental charge that is imposed pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive, or any agreement entered into by a Member State of the European Union with (A) any other state or (B) any relevant, dependent or associated territory of any Member State of the European Union providing for measures equivalent to, or the same as, those provided for by such Directive; or

(x)           any combination of the foregoing.

(b)           Subject to the foregoing, Additional Amounts will also not be paid with respect to any payment on any Note to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that such payment would, under the laws of Australia or any political subdivision or taxing authority thereof or therein, be treated as being derived or received for tax purposes by a beneficiary or settler of that fiduciary or a member of that partnership or a beneficial owner, in each case, who would not have been entitled to those Additional Amounts had it been the actual Holder of such Note.

(c)           Upon the consolidation into, merger with or sale of substantially all of the assets of the Company to any other entity that is organized under the laws of a country other than Australia or a political subdivision of a country other than Australia, references above to “Australia” will be treated as references to both Australia and the country in which such entity is organized or resident (or deemed resident for tax purposes).

(d)           The Company, and any other person to or through which any payment with respect to the Notes may be made, shall be entitled to withhold or deduct from any payment with respect to the Notes amounts required to be withheld or deducted under or in connection with the Foreign Account Tax Compliance Act (“FATCA”) or an agreement entered into with the U.S. Internal Revenue Service in connection with FATCA, and holders of Notes and beneficial owners of Notes shall not be entitled to receive any gross up or other additional amounts on account of any such withholding or deduction.

(e)           All references in this Indenture to the payment of the principal of, or any premium or interest on, any Note or the net proceeds received on the sale or exchange of any Note shall be deemed to include the payment of Additional Amounts to the extent that, in that context, Additional Amounts are, were or would be payable.”

ARTICLE III
MISCELLANEOUS

Section 3.01          Integral Part; Effect of Supplement on Indenture.  This First Supplemental Indenture constitutes an integral part of the Indenture. Except for the amendments and supplements made by this First Supplemental Indenture, the Amended Base Indenture shall remain in full force and effect as executed.

Section 3.02          Adoption, Ratification and Confirmation.  The Base Indenture, as amended and supplemented by this First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 3.03          Trustee Not Responsible for Recitals.  The recitals in this First Supplemental Indenture shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or adequacy of this First Supplemental Indenture.

Section 3.04          Counterparts.  This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one instrument.

Section 3.05          Separability.  In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.06          Governing Law.  This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance.

[signature page follows]

IN WITNESS WHEREOF, the Company and Wells Fargo Bank, National Association have executed this First Supplemental Indenture as of the date first above written.

WESTPAC BANKING CORPORATION

By:	/s/ Sean Crellin
Name: Sean Crellin
Title: Director, Legal

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Raymond Delli Colli
Name: Raymond Delli Colli
Title: Vice President